Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen California Municipal Value Fund,
Inc.
33-15880, 811-05235


A special meeting of the shareholders of the Nuveen California Municipal Value Fund,
Inc. was held on July 26, 2005.

The purpose of the meeting was to approve a new Investment Management Agreement:

The number of shares voted in the
affirmative:
22,805,944 and
the number of negative votes:  158,345

Proxy materials are herein incorporated by reference to the SEC filing on June 20, 2005, under Conformed Submission Type DEF 14A, accession number 0000950137-05-007522.